Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Greg Gadel, Chief Financial Officer
BUCA, Inc.
(612) 225-3423
ggadel@bucainc.com

BUCA, INC. CLOSES ON NEW CREDIT FACILITY AND
ANNOUNCES THIRD QUARTER RESULTS

MINNEAPOLIS (Oct. 24, 2002) BUCA, Inc. (NASDAQ: BUCA) today announced that it has closed on its new credit facility with a maximum capacity of $60 million. The transaction, led by Fleet Bank with a syndicate including Suntrust, Wells Fargo and US Bank closed on Friday, Oct. 11, as previously anticipated.

The company also reported third quarter results for the thirteen weeks ended Sept. 29 with sales of $59,515,000, an increase of 35 percent from sales of $44,156,000 in the same period last year. The company reported net income of $1.2 million, or 7 cents per share an increase from $103,000, or 1 cent per share in the same period last year. The reported net income in both periods includes one-time, non-cash charges. Weighted average, fully-diluted shares outstanding were 16,734,889 this year compared to 16,700,724 last year.

In the third quarter this year, the company took charges relating to: shipping delays for the Buca di Beppo cookbook, scheduled for delivery in early October, which has been delayed due to longshoreman lockout and ongoing disagreements between the International Longshore and Warehouse Union and the Pacific Maritime Association and charges related to the credit facility.

For the nine months ended Sept. 29, 2002, the company reported sales of $176,741,000, an increase of 39 percent from sales of $127,322,000 for the same period in fiscal 2001. Net income for the nine months was $6.2 million, or 37 cents per share fully diluted compared to net income of $4.2 million, or 26 cents per share fully diluted, in the same period of the prior year.

The 35 percent increase in sales for the third quarter of fiscal 2002 reflects sales from the fourteen restaurants opened during the first three quarters of fiscal 2002, the maturing of the 17 new restaurants opened in fiscal 2001 and the nine Vinny T’s of Boston restaurants acquired Jan. 14, 2002. Comparable restaurant sales decreased 2 percent for the 56 Buca di Beppo restaurants in the comparable restaurant base during the 13 weeks ending Sept. 29,

2002. The majority of the decrease in comparable restaurant sales at the Buca di Beppo restaurants was a result of a reduction in guest visits, while we did experience a slight reduction in average check. Comparable restaurant sales decreased 7.3 percent at the seven Vinny T’s restaurants in the comparable restaurant base during the same time period. The decrease in comparable restaurant sales at Vinny T’s was entirely the result of a decrease in guest visits.

The 39 percent increase in sales for the nine months ended Sept. 29, 2002 reflects sales from the fourteen Buca di Beppo restaurants opened during the first three quarters of fiscal 2002, the maturing of the 17 Buca di Beppo restaurants opened in fiscal 2001 and the nine Vinny T’s restaurants acquired Jan. 14, 2002. Comparable restaurant sales decreased 2 percent during the 39 weeks ended Sept. 29, 2002. Comparable restaurant sales decreased 7.1 percent at the seven Vinny T’s restaurants in the comparable base during the same period. The decrease in comparable restaurant sales at both Buca di Beppo and Vinny T’s was primarily the result of a decrease in guest visits.

Joseph P. Micatrotto, BUCA, Inc. chairman, president and CEO, commented, “We were disappointed with our results in the third quarter. While our comparable restaurant sales were positive for the month of September, the impact of our marketing efforts has been below our expectations. Our focus group and guest feedback indicates that Buca di Beppo restaurant’s marketing efforts must focus its message on our greatest strength, our food, with a simpler and more direct message.

“We continue to receive positive feedback from our guests regarding our Buca for Two initiatives. In the third quarter, these items continued to account for just under 10 percent of our food sales at Buca di Beppo in our existing restaurants and 14 percent of sales in our 14 newest Buca di Beppo restaurants. These items are having an impact on our early week, Monday through Thursday, business. Our 68 existing restaurants have experienced an increase from approximately 30 percent of sales in the early week for the first half of the year to approximately 35 percent of sales in the early week after the first nine months. The early week sales in our 14 newest Buca di Beppo restaurants have remained constant at approximately 40 percent of sales. Our weekend business has remained positive during the third quarter.

“In addition to the charges discussed earlier, we also increased our marketing spending in the third quarter to approximately 4 percent of sales. A significant portion of this increase was spent on research that we fielded during the third quarter. The total also includes incremental spending for the development of our first ever Cable television commercial which we began airing in Minneapolis and Indianapolis last week.

“We opened four new Buca di Beppo restaurants in the third quarter, as planned —Pittsburgh, Dallas, Orlando, Fla., and Reading, Pa., thus successfully completing the new restaurant openings that we had slated for 2002. We are pleased to have, once again, completed our development by the end of the third quarter, with all-time record sales at the new restaurants, in excess of $60,000 per week through the third quarter. Pre-opening costs and construction costs for the restaurants opened this year are right on our model.

“While we are pleased with our transition of Vinny T’s, we are disappointed with the sales results in the Boston area. All seven of our comparable Vinny T’s restaurants are in high tourism locations and tourism in the Boston-area is off by 16 percent year to date in comparison to the same period last year. We believe that the combination of our new lunch menu, implemented in September and our new dinner and wine menus, which will be implemented in the first quarter of 2003, along with a new food focused marketing message, will drive sales increases at the Vinny T’s concept.

“We continue to expect that the Vinny T’s concept has the ability to grow to more than 50 restaurants in the six-state New England area, bringing the BUCA, Inc. capacity to 500 domestic restaurants with the two brands. Looking to new restaurant development in 2003, our current estimate of 19 new BUCA, Inc. restaurants remains unchanged.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 92 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s in 26 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected increase in the restaurant sales of the Vinny T’s concept; the expected number of new restaurant openings in fiscal 2003; and the projected growth potential of the Vinny T’s and Buca di Beppo concepts. The expected increase in the restaurant sales of the Vinny T’s concept could be affected by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, the relative success of the company’s marketing initiatives and weather conditions. The actual number of new restaurant openings in fiscal 2003 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, general economic conditions, the timing and success of locating suitable sites, negotiating acceptable leases or purchases and recruiting qualified operating personnel. The growth potential of the Vinny T’s and Buca di Beppo concepts could be affected by the actual performance and results of the existing restaurants, consumer preferences, locating suitable sites, negotiating acceptable leases or purchases and competitive factors. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 30, 2001, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

BUCA, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Income
(unaudited, in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2002	September 30, 2001	September 29, 2002	September 30, 2001
Restaurant sales	$59,515	$44,156	$176,741	$127,322
Restaurant costs
Product	14,505	11,160	43,433	32,206
Labor	19,640	14,386	57,569	40,433
Direct and occupancy	15,376	10,529	42,320	28,807
Depreciation and amortization	3,490	2,568	9,814	6,861

Total restaurant costs	53,011	38,643	153,136	108,307

Income from restaurant operations	6,504	5,513	23,605	19,015
General and administrative expenses	3,888	2,613	10,895	7,590
Pre-opening costs	581	713	2,265	2,961
Special charges		2,147		2,147

Operating income	2,035	40	10,445	6,317
Interest income	40	163	137	618
Interest expense	(199)	(39)	(788)	(229)

Income before income taxes	1,876	164	9,794	6,706
Provision for income taxes	(660)	(61)	(3,589)	(2,494)

Net income	$1,216	$103	$6,205	$4,212

Basic:
Net income per share	$0.07	$0.01	$0.38	$0.27
Weighted average common shares outstanding	16,583,103	16,263,504	16,458,929	15,785,858
Diluted:
Net income per share	$0.07	$0.01	$0.37	$0.26
Weighted average common shares outstanding	16,734,889	16,700,274	16,924,904	16,387,518

	Percentage of Restaurant Sales
	13 Weeks Ended		39 Weeks Ended
	September 29, 2002	September 30, 2001	September 29, 2002	September 30, 2001
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Restaurant costs
Product	24.4%	25.3%	24.6%	25.3%
Labor	33.0%	32.6%	32.6%	31.8%
Direct and occupancy	25.8%	23.8%	23.9%	22.6%
Depreciation and amortization	5.9%	5.8%	5.6%	5.4%

Total restaurant costs	89.1%	87.5%	86.6%	85.1%

Income from restaurant operations	10.9%	12.5%	13.4%	14.9%
General and administrative expenses	6.5%	5.9%	6.2%	6.0%
Pre-opening costs	1.0%	1.6%	1.3%	2.3%
Special charges		4.9%		1.7%

Operating income	3.4%	0.1%	5.9%	5.0%
Interest income	0.1%	0.4%	0.1%	0.5%
Interest expense	-0.3%	-0.1%	-0.4%	-0.2%

Income before income taxes	3.2%	0.4%	5.5%	5.3%
Provision for income taxes	-1.1%	-0.1%	-2.0%	-2.0%

Net income	2.0%	0.2%	3.5%	3.3%

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